Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Sport-Haley, Inc., and that this Agreement be included as an Exhibit to such joint filing.

Dated this 19th day of March, 2009.

/s/ Ronald J. Norick
Ronald J. Norick

NORICK INVESTMENT COMPANY, L.L.C.,
an Oklahoma limited liability company

By:	/s/ Ronald J. Norick
Ronald J. Norick, its Controlling Member

RONALD J. NORICK FAMILY LIMITED PARTNERSHIP,
an Oklahoma limited partnership

By:	/s/ Ronald J. Norick
Ronald J. Norick, its General Partner